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                        Eye Care Centers of America, Inc.



                                             July 31, 1998


VIA EDGAR
---------


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:


        On April 24, 1998, Eye Care Centers of America, Inc., (the "Company") issued and sold to BT Alex. Brown Incorporated and Merrill Lynch, Fenner & Smith Incorporated $150,000,000 aggregate principal amount of its Senior Subordinated Notes due 2008, consisting of $100,000,000 aggregate principal amount of its 9 1/8% Senior Subordinated Notes due 2008 and $50,000,000 aggregate principal amount of its Floating Interest Rate Subordinated Term Securities due 2008 (the "Initial Notes") in a private placement pursuant to the Rule 144A safe harbor of the Securities Act of 1933, as amended (the "Securities Act"). In so doing, the Company complied with Rules 144A and 501(a)(1), (2), (3) and (7) under the Securities Act. In accordance with a registration rights agreement with the holders of the Initial Notes (the "Exchange Offerees"), the Company is registering on Form S-4 an exchange offer (the "Exchange Offer") in which the Exchange Offerees will be offered a new series of registered notes (the "Exchange Notes") in exchange for their Initial Notes. The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the Initial Notes, except that the Exchange Notes are freely transferable by the holder thereof (subject to the rules and regulations of the Securities Act) and are issued without any covenant upon the Issuer regarding registration.

         Enclosed please find the Registration Statement on Form S-4 for the proposed Exchange Offer. The Company is registering the Exchange Offer in reliance on the staff position enunciated in Exxon Capital Holdings Corporation (avail. April 13, 1989) (the "Exxon Capital Letter"), Morgan Stanley and Company, Incorporated (Avail. June 5, 1991) (the "Morgan Stanley Letter"), and Mary Kay Cosmetics, Incorporated (avail. June 5, 1991) (the "Mary Kay Letter").

Pursuant to this Registration Statement, the Company makes the following representations and commits to the following undertakings:

         -        The Initial Purchasers are not affiliates of the Company.




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         -        The Company has not entered into any agreement or
                  understanding with any person to distribute the securities to be received in the Exchange Offer.

         - To the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the securities in the ordinary course of business and has no agreement or understanding with any person to participate in the distribution of the securities to be received in the Exchange Offer.

         - The Company will make each person participating in the Exchange Offer aware (through an Exchange Offer Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resales, any security holder using the Exchange Offer to participate in the distribution of the securities to be acquired in the registered Exchange Offer could not rely on the Exxon Capital Letter the Morgan Stanley Letter, the Mary Kay Letter, or similar letters and must comply with the registration and prospectus delivery requirements of the 1933 Act in connection with a secondary resale transaction. The Company will acknowledge that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K.

         - The Company will include in the transmittal letter or similar document to be executed by the Exchange Offeree a representation to the effect that, by accepting the Exchange Offer, the Exchange Offeree represents to the Company that it is not engaged in, and does not intend to engage in, a distribution of the exchange securities.

         If you have any questions or comments regarding the foregoing, please contact the undersigned at (210) 340-3531.



                                          Very truly yours,



                                          /s/ Bernard W. Andrews
                                          ---------------------------------
                                          Bernard W. Andrews


cc: Francis J. Feeney, Jr., Esq.
    David M. Barbash, Esq.